NewPage Announces Second Quarter 2011 Financial Results

Adjusted EBITDA excluding items was $68 million; Available liquidity of $136 million as of June 30, 2011

MIAMISBURG, Ohio, Aug. 15, 2011 /PRNewswire/ -- NewPage Corporation (NewPage) today announced its results of operations for the second quarter of 2011.

Sales and Earnings

Net sales in the second quarter of 2011 were $888 million compared to $890 million in the second quarter of 2010. Higher average paper sales prices were offset by lower sales volume during the second quarter of 2011 due in part to certain unplanned outages as well as reduced overall demand. Net income (loss) was $(132) million in the second quarter of 2011 compared to $(174) million in the second quarter of 2010.

Adjusted EBITDA (as defined in the attached reconciliation), as further adjusted to exclude certain items shown in the table below, was $68 million in the second quarter of 2011 compared to $20 million in the second quarter of 2010.

	Second Quarter
	2011	2010
Adjusted EBITDA, excluding the following items	$68	$20
Extended scheduled total mill outages	(16)	-0-
Union agreements, one-time payments	(6)	-0-
Wickliffe mill shutdown due to flooding	(7)	-0-
Advisor fees associated with recapitalization alternatives	(7)	-0-
Severance	-0-	(10)
Adjusted EBITDA	$32	$10

Adjusted EBITDA including these items was $32 million in the second quarter of 2011 compared to $10 million in the second quarter of 2010. Items include the costs related to the controlled shutdown of the Wickliffe, Kentucky mill in response to the Mississippi River flood that resulted in 21 days of lost production, as well as the costs related to the extended scheduled total mill outages for maintenance at four mill locations: Biron, Duluth, Rumford and Wisconsin Rapids. The company typically plans these extended total outages at its mills every three to five years and incurred such extended mill outages during the second quarter. No other extended total mill outages for maintenance are planned during 2011. The items also include one-time payments resulting from the execution of new labor agreements and advisor fees associated with exploring recapitalization alternatives. During the second quarter of 2010 the company incurred $10 million of severance costs that impacted results for that period.

Adjusted EBITDA in the second quarter of 2011 compared to the second quarter of 2010 benefitted from a $65 million improvement in sales prices, an $8 million improvement in mix, partially offset by lower volume, and a $35 million improvement in operational performance. These benefits were partially offset by $46 million of greater inflation on input costs driven primarily by chemicals and fuel surcharges on wood and other freight.

"During the quarter, we were able to realize improved pricing even as we experienced inflationary pressure and some softening in demand for our core products," said George F. Martin, president and chief executive officer for NewPage.

The following schedule details key performance and cost metrics:

	Second Quarter
	2011	2010
Core paper sales volume – 000s tons	774	868
Price per ton of core paper	$925	$852
Total volume – 000s tons	1,019	1,116
Market-related downtime - 000s tons	-0-	-0-
Gross margin (loss) - $ million	$1	$(23)
SG&A expense - % of net sales	4.1%	6.5%
Capital expenditures - $ million	$19	$20

Liquidity

NewPage ended the second quarter with $136 million of available liquidity, consisting of $9 million of cash and cash equivalents and $127 million available for borrowing under the company's revolving credit facility. "The company did an excellent job optimizing working capital during the second quarter," said Jay A. Epstein who joined the company as senior vice president and chief financial officer on July 5, 2011. "Liquidity management continues to be a priority for the company." It is uncertain whether or when the previously-disclosed Rumford Cogeneration and Consolidated Water Power Company asset sale transactions will close, as certain conditions to closing the transactions may not be satisfied. The company is exploring options to address these conditions.

Market Conditions and Outlook

The company's sales backlog and order rates are increasing in the third quarter of 2011, in line with the traditional seasonal uptick driven by the catalog and retail segments. NewPage experienced significant increases in input costs during the first half of 2011 compared to the first half of 2010, due to higher prices for wood, chemicals and purchased pulp. In particular, costs of certain petroleum-based chemicals and transportation costs increased during the first half of 2011 compared to the first half of 2010, principally as a result of increases in the price of crude oil. The company anticipates crude oil and energy costs to remain volatile for the foreseeable future.

Strong demand for specialty products and new product introduction supported improvement in the specialty business in the second quarter of 2011. Prices for coated paper in North America continued to improve, predominately for coated groundwood grades. The improvement in pricing was partially offset by a reduction in overall demand, which continued to lag on a year-over-year basis. The reduction in overall demand is also a continuation of a trend observed in the first quarter of 2011. Despite this reduction in demand NewPage did not take market-related downtime during the second quarter of 2011.

Operations at the Port Hawkesbury, Nova Scotia mill have been negatively impacted by the stronger Canadian dollar relative to the U.S. dollar and high utility costs, and the mill is anticipating an additional 16 percent increase in energy costs next year. As compared to the second quarter of 2010 there was a $4 million negative variance to EBITDA as a result of the movement in U.S. / Canadian foreign exchange rates. Port Hawkesbury produces quality supercalendered paper, improved newsprint and standard newsprint for the printing and publishing industries as well as other coated groundwood products. Port Hawkesbury's total production capacity is approximately 600,000 tons per year.

Additional Information

The NewPage Form 10-Q Quarterly Report to be filed with the U.S. Securities and Exchange Commission today will be available on the NewPage Web site. The company believes this information is sufficient to answer questions, and no conference call is planned.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $3.6 billion in net sales for the year ended December 31, 2010. The company's product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills have a total annual production capacity of approximately 4.1 million tons of paper, including approximately 2.9 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper.

Forward-Looking Statements

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "intend," "project," "plan," "will likely continue," "will likely result," or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our substantial level of indebtedness; our ability to obtain additional financing or refinance our indebtedness may be limited; changes in the supply of, demand for, or prices of our products; general economic and business conditions in the United States and Canada and elsewhere; the ability of our customers to continue as a going concern, including our ability to collect accounts receivable according to customary business terms; the activities of competitors, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; changes in the regulatory environment, including requirements for enhanced environmental compliance; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

NewPage Corporation
Consolidated Statements of Operations (unaudited)
Second Quarter Ended June 30, 2011 and 2010
(in millions)

	2011	2010
Net sales	$888	$890

Cost of sales	887	913
Selling, general and administrative expenses	36	58
Interest expense	96	92
Other (income) expense, net	1	—
Income (loss) before income taxes	(132)	(173)
Income tax (benefit)	—	1
Net income (loss)	$(132)	$(174)

NewPage Corporation
Consolidated Statements of Operations (unaudited)
First Half Ended June 30, 2011 and 2010
(in millions)

	2011	2010
Net sales	$1,792	$1,707

Cost of sales	1,745	1,762
Selling, general and administrative expenses	76	107
Interest expense	191	189
Other (income) expense, net	(1)	(3)
Income (loss) before income taxes	(219)	(348)
Income tax (benefit)	1	1
Net income (loss)	$(220)	$(349)

NewPage Corporation
Condensed Consolidated Balance Sheets (unaudited)
June 30, 2011 and December 31, 2010
(in millions)

	2011	2010
ASSETS
Cash and cash equivalents	$9	$8
Accounts receivable, net	247	292
Inventories	494	523
Other current assets	25	20
Total current assets	775	843

Property, plant and equipment, net	2,455	2,558
Port Hawkesbury biomass project	34	5
Other assets	98	105
TOTAL ASSETS	$3,362	$3,511

LIABILITIES AND EQUITY (DEFICIT)
Accounts payable	$226	$195
Other current liabilities	197	210
Current maturities of long-term debt	2,854	—
Total current liabilities	3,277	405

Long-term debt	353	3,157
Proceeds from NSPI for Port Hawkesbury biomass project	95	80
Other long-term obligations	516	526
Commitments and contingencies

EQUITY (DEFICIT)
Common stock, 100 shares authorized, issued and outstanding, $0.01 per share par value	—	—
Additional paid-in capital	812	813
Accumulated deficit	(1,398)	(1,178)
Accumulated other comprehensive loss	(293)	(292)
Total equity (deficit)	(879)	(657)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$3,362	$3,511

NewPage Corporation
Condensed Consolidated Statements of Cash Flows (unaudited)
First Half Ended June 30, 2011 and 2010
(in millions)

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(220)	$(349)
Adjustments to reconcile net income (loss) to
net cash provided by (used for) operating activities:
Depreciation and amortization	121	135
Non-cash interest expense	26	23
(Gain) loss on disposal and impairment of assets	5	8
Non-cash U.S. pension expense	11	17
Equity award expense	(1)	19
Changes in operating assets and liabilities	56	20
Net cash provided by (used for) operating activities	(2)	(127)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(33)	(31)
Proceeds from sales of assets	11	12
Expenditures for Port Hawkesbury biomass project	(19)	(1)
Net cash provided by (used for) investing activities	(41)	(20)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	—	67
Payment of financing costs	(1)	(4)
Borrowings on revolving credit facility	582	442
Payments on revolving credit facility	(543)	(358)
Proceeds from NSPI for Port Hawkesbury biomass project	5	—
Net cash provided by (used for) financing activities	43	147

Effect of exchange rate changes on cash and cash equivalents	1	2
Net increase (decrease) in cash and cash equivalents	1	2
Cash and cash equivalents at beginning of period	8	5
Cash and cash equivalents at end of period	$9	$7

NewPage Corporation
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA (unaudited)
Second Quarter and First Half Ended June 30, 2011 and 2010
(in millions)

	Second Quarter Ended June 30, 2011	Second Quarter Ended June 30, 2010	First Half Ended June 30, 2011	First Half Ended June 30, 2010

Net income (loss)	$(132)	$(174)	$(220)	$(349)
Plus:
Interest expense	96	92	191	189
Income tax (benefit)	—	1	1	1
Depreciation and amortization	59	67	121	135
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$23	$(14)	$93	$(24)

Plus:
Equity awards	(1)	11	(1)	19
(Gain) loss on disposal and impairment of assets	4	2	5	8
Non-cash U.S. pension expense	3	8	9	17
Integration and related severance costs	3	2	11	4
Other	—	1	—	1
Adjusted EBITDA	$32	$10	$117	$25

EBITDA and Adjusted EBITDA are not measures of our performance under accounting principles generally accepted in the United States ("GAAP"), are not intended to represent net income (loss), and should not be used as an alternative to net income (loss) as an indicator of performance. EBITDA and Adjusted EBITDA are shown because they are a primary component of certain covenants under our revolving credit facility and are a basis upon which our management assesses performance. In addition, our management believes EBITDA and Adjusted EBITDA are useful to investors because they and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. The use of EBITDA and Adjusted EBITDA instead of net income (loss) has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP.

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CONTACT: Amber Best, +1-937-242-9093